Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3/A	333-266021	Guaranteed Accumulation Account
S-3	333-266021	Guaranteed Accumulation Account
S-3	333-255015	Voya Multi-Rate Annuity
S-3	333-255013	Voya Multi-Rate Annuity
S-3	333-255012	Voya Guaranteed Account
S-3	333-255011	Voya Select Rate
S-3	333-255010	Voya Guaranteed Account
S-3	333-255000	Voya Select Multi-Index 5 & 7
of our reports dated March 7, 2024, with respect to the consolidated financial statements and schedules of Voya Retirement Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
San Antonio, Texas
March 7, 2024